Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2017 Financial Results

•	Net revenue in the quarter increased 11.3%, or 10.6% on a constant currency basis, to $159.8 million.

•	Executive Search net revenue increased 14.1%, or 13.3% on a constant currency basis, to $144.1 million.

•	Operating income in the third quarter increased 16.8% to $14.0 million and the operating margin was 8.8%.

•	Net income in the 2017 third quarter increased 17.7% to $8.2 million and diluted earnings per share was $0.43.

•	The company strengthened capabilities to serve Nordic clients by entering into an agreement to acquire Amrop Denmark, the leading executive search and leadership consulting firm in Denmark. The acquisition is expected to close in early 2018.

CHICAGO, October 26, 2017 — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of senior-level executive search, leadership consulting and culture shaping services globally, today announced financial results for its third quarter ended September 30, 2017.

“We are pleased with the continued strong performance of our Executive Search business in the third quarter,” said Krishnan Rajagopalan, Heidrick & Struggles President and Chief Executive Officer. “Almost all of our financial and key performance metrics improved in the third quarter. We also made progress integrating our Leadership Consulting and Culture Shaping operations into a single business, Heidrick Consulting.”

Consolidated net revenue (revenue before reimbursements) increased 11.3 percent, or $16.3 million, to $159.8 million from $143.5 million in the 2016 third quarter. Excluding the impact of exchange rate fluctuations which positively impacted results by $1.1 million, or 0.8 percent, consolidated net revenue increased 10.6 percent or $15.2 million.

Executive Search net revenue increased 14.1 percent year over year, or $17.9 million, to $144.1 million from $126.3 million in the 2016 third quarter. Excluding the impact of exchange rate fluctuations, revenue increased 13.3 percent or $16.8 million. Net revenue increased 16.7 percent in the Americas region and 22.1 percent in Europe (18.9 percent on a constant currency basis), but declined 4.2 percent in Asia Pacific. All of the industry practices contributed to growth in the third quarter.

There were 351 Executive Search consultants at September 30, 2017 compared to 334 at September 30, 2016. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.6 million in the 2017 third quarter, the same as in the 2016 third quarter. The number of confirmed searches in the 2017 third quarter increased 4.0 percent compared to the 2016 third quarter and the average revenue per executive search was $128,000 compared to $116,600 in the 2016 third quarter.

Leadership Consulting net revenue increased 1.6 percent, or $0.2 million, to $8.8 million from $8.6 million in the 2016 third quarter. There were 18 Leadership Consulting consultants at September 30, 2017 compared to 22 at September 30, 2016.

Culture Shaping net revenue declined 19.8 percent, or $1.7 million, to $6.9 million from $8.6 million in the 2016 third quarter. An increase in consulting revenue was offset by a decline in revenue from enterprise license agreements. There were 17 Culture Shaping consultants at September 30, 2017, the same as at September 30, 2016.

Consolidated salaries and employee benefits expense in the 2017 third quarter increased 13.8 percent, or $13.2 million, to $108.5 million from $95.4 million in the 2016 third quarter. Fixed compensation expense increased $1.4 million, mostly reflecting compensation related to the acquisitions made in 2016 and new hires, mostly in Search. Variable compensation expense increased $11.8 million, primarily reflecting higher bonus accruals for Search consultant performance. Salaries and employee benefits expense was 67.9 percent of net revenue for the quarter compared to 66.4 percent in the 2016 third quarter.

General and administrative expenses increased 3.0 percent, or $1.1 million, to $37.2 million from $36.2 million in the 2016 third quarter. The increase reflects $3.6 million of expense related to the firm’s global consultants’ meeting in July and approximately $1.0 million in office occupancy costs, largely offset by savings in other run rate expenses as well as lower than expected acquisition related costs. As a percentage of net revenue, general and administrative expenses were 23.3 percent compared to 25.2 percent in the 2016 third quarter.

Operating income in the 2017 third quarter increased 16.8 percent, or $2.0 million, to $14.0 million. The operating margin was 8.8 percent. This compares to operating income of $12.0 million and operating margin of 8.4 percent in the 2016 third quarter. Adjusted EBITDA(1) in the 2017 third quarter increased $0.5 million to $18.0 million from $17.5 million in the 2016 third quarter. The Adjusted EBITDA margin(1) (Adjusted EBITDA as a percentage of net revenue) in the 2017 third quarter was 11.2 percent compared to 12.2 percent in the 2016 third quarter.

Net income in the 2017 third quarter increased 17.7 percent to $8.2 million and diluted earnings per share was $0.43, based on an effective tax rate of 42.7 percent in the quarter and a full-year projected tax rate of approximately 8 percent. The third quarter tax rate primarily reflects the inability to recognize losses in certain jurisdictions. The full-year projected tax rate for 2017 mostly reflects the deferred tax benefit on the long-lived assets and goodwill impairment. In the 2016 third quarter, net income was $6.9 million and diluted earnings per share was $0.37 based on an effective tax rate of 44.0 percent in the quarter.

Net cash provided by operating activities in the 2017 third quarter was $50.2 million, compared to $35.9 million in the 2016 third quarter. Cash and cash equivalents at September 30, 2017 were $105.7 million compared to $165.0 million at December 31, 2016, and $100.0 million at September 30, 2016.

Nine Months Results

For the nine months ended September 30, 2017 consolidated net revenue increased 7.0 percent, or $29.5 million, to $452.0 million from $422.6 million in the first nine months of 2016. Excluding the impact of exchange rate fluctuations which negatively impacted results by $4.9 million, or 1.2 percent, consolidated net revenue increased 8.1 percent or $34.4 million.

Executive Search net revenue increased 8.2 percent, or $30.4 million, to $403.1 million from $372.7 million in the first nine months of 2016. Excluding the impact of exchange rate fluctuations which negatively impacted results by $3.2 million, or 0.9 percent, executive search net revenue increased 9.0 percent or $33.6 million. Net revenue increased 7.8 percent in the Americas, 14.9 percent in Europe (approximately 19.4 percent on a constant currency basis), and 1.2 percent in Asia (approximately 1.0 percent on a constant currency basis). All of the industry practices contributed to growth in the first nine months except the Global Technology & Services practice. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.5 million for the first nine months of 2017, compared to $1.6 million for the first nine months of 2016. The number of executive searches confirmed in the first nine months of 2017 increased 4.5 percent and the average revenue per executive search was $116,300 compared to $112,300 for the same period in 2016.

Leadership Consulting net revenue increased 29.2 percent, or $6.8 million, to $30.0 million from $23.2 million in the first nine months of 2016. Excluding the impact of exchange rate fluctuations, Leadership Consulting revenue increased 35.2 percent or $8.2 million. The year-over-year increase reflects organic growth as well as contribution from the acquisitions of Decision Strategies International (DSI) in February 2016 and Philosophy IB in September 2016.

Culture Shaping net revenue declined 29.1 percent, or $7.8 million, to $18.9 million from $26.7 million in the first nine months of 2016. Excluding the impact of exchange rate fluctuations, Culture Shaping revenue declined 27.9 percent or $7.4 million. The decline in revenue reflected lower consulting revenue and a decline in enterprise license agreements.

The operating loss for the first nine months of 2017 was $7.8 million and the operating margin was negative 1.7 percent compared to operating income of $27.6 million in the first nine months of 2016 and operating margin of 6.5 percent. Adjusted EBITDA(1) for the first nine months of 2017 was $46.9 million and Adjusted EBITDA margin was 10.4 percent, compared to Adjusted EBITDA of $46.4 million and Adjusted EBITDA margin of 11.0 percent for the same period of 2016.

Two one-time items contributed to the reported decline in operating income in the first nine months of

2017. In the first quarter, the company reached a settlement with Her Majesty’s Revenue & Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain contributions made to Employee Benefits Trusts (“EBT”) between 2002 and 2008. This settlement resulted in $1.5 million of salaries & employee benefits expense. In the second quarter, the company recorded a non-cash impairment charge of $39.2 million to write off the carrying value of the intangible assets and goodwill related to its Culture Shaping business. Absent these two items in the first nine months of 2017, the adjusted operating income(2) would have been $32.9 million and the adjusted operating margin(2) was 7.3 percent.

In the first nine months of 2016, there were also two one-time items that impacted operating income. In the first quarter of 2016, following the acquisitions of Co Company and Decision Strategies International (DSI), the company realigned its Leadership Consulting business which resulted in approximately $2.1 million of non-recurring expenses, primarily in Europe. Additionally, the company invested $5.2 million in the first nine months of 2016 in new and existing leadership and client service talent for its Culture Shaping business.

Net loss for the first nine months of 2017 was $9.4 million and the diluted loss per share was $0.50, reflecting an effective tax rate of 8.7 percent. Net income for the first nine months of 2016 was $14.9 million and diluted earnings per share were $0.79, reflecting an effective tax rate of 47.0 percent. The tax rate for the first nine months of 2017 reflects the deferred tax benefit on the long-lived assets and goodwill impairment as well as the impact of the net $3.7 million settlement with the HMRC and the non-deductibility of the settlement, as well as other discrete items in the first nine months of the year. Excluding the EBT settlement and the impairment charge, adjusted net income(3) would have been $18.1 million and adjusted diluted earnings per share(3) would have been $0.95 based on an effective tax rate of 44.7 percent.

2017 Fourth Quarter Outlook

The company is forecasting fourth quarter 2017 consolidated net revenue of between $150 million and $160 million. This forecast is based on the average currency rates in September 2017 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

“Our quarterly results have historically been quite variable, but results for first nine months of 2017 reflect a clearer picture of our performance. Executive Search revenue increased 8.2 percent, Leadership Consulting revenue increased 29.2 percent, and our adjusted operating margin, as defined above, improved to 7.3 percent for the first nine months of 2017 (GAAP operating margin was negative 1.7 percent.) We have stabilized the Culture Shaping business and are building a scalable foundation for Heidrick Consulting while driving to achieve operational efficiencies and a better trajectory of profitable growth. We see good opportunities to grow Executive Search by focusing on growth markets and healthy economies where we should have a larger presence, like our acquisition in Copenhagen.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its third quarter 2017 results today, October 26, at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA, Adjusted EBITDA margin, Adjusted operating income and Adjusted operating margin, and Adjusted diluted earnings per share (1)Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, earnout accretion expense related to acquisitions, restructuring charges, goodwill impairment, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same period. A reconciliation of Adjusted EBITDA to Net Income is provided on the last page of this release. (2) Adjusted operating income refers to operating income for the first nine months of 2017 that excludes $1.5 million of expense associated with a settlement with the HMRC related to the taxation of a legacy U.K. benefit trust obligation in the 2017 first quarter and a $39.2 million impairment charge in the 2017 second quarter. Adjusted operating margin refers to Adjusted operating income (as explained above) as a percentage of net revenue in the same period. (3)Adjusted net income and adjusted diluted earnings per share reflect the exclusion of a cash settlement with the HMRC related to the taxation of a legacy U.K. benefit trust obligation in the 2017 first quarter, and the exclusion of the $39.2 million impairment charge in the 2017 second quarter. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, manage and retain qualified consultants and senior leaders; our ability to develop and maintain strong, long-term relationships with our clients; declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of the U.K. referendum to leave the European Union (Brexit); the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to utilize our tax losses; the timing of the establishment or reversal of valuation allowances on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2016, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed - Vice President, Investor Relations & Real Estate

1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Jon Harmon - Vice President, Corporate Communications, Marketing

1 312 496 1593, jharmon@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2017	2016	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$159,800	$143,519	$16,281	11.3%
Reimbursements	4,665	4,720	(55)	-1.2%

Total revenue	164,465	148,239	16,226	10.9%
Operating expenses:
Salaries and employee benefits	108,546	95,355	13,191	13.8%
General and administrative expenses	37,232	36,158	1,074	3.0%
Reimbursed expenses	4,665	4,720	(55)	-1.2%

Total operating expenses	150,443	136,233	14,210	10.4%

Operating income (loss)	14,022	12,006	2,016	16.8%
Non-operating income (expense):
Interest, net	94	42
Other, net	147	340

Net non-operating income (expense)	241	382

Income (loss) before income taxes	14,263	12,388
Provision for (benefit from) income taxes	6,092	5,448

Net income (loss)	8,171	6,940
Other comprehensive income (loss), net of tax	1,619	(198)

Comprehensive income	9,790	$6,742

Basic weighted average common shares outstanding	18,781	18,577
Dilutive common shares	235	273

Diluted weighted average common shares outstanding	19,016	18,850

Basic net income per common share	$0.44	$0.37
Diluted net income per common share	$0.43	$0.37
Salaries and employee benefits as a % of net revenue	67.9%	66.4%
General and administrative expense as a % of net revenue	23.3%	25.2%
Operating income (loss) as a % of net revenue	8.8%	8.4%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,
			$	%	2017	2016
	2017	2016	Change	Change	Margin*	Margin*
Revenue:
Executive Search
Americas	$88,254	$75,602	$12,652	16.7%
Europe	33,994	27,844	6,150	22.1%
Asia Pacific	21,865	22,813	(948)	-4.2%

Total Executive Search	144,113	126,259	17,854	14.1%
Leadership Consulting	8,771	8,635	136	1.6%
Culture Shaping	6,916	8,625	(1,709)	-19.8%

Revenue before reimbursements (net revenue)	159,800	143,519	16,281	11.3%
Reimbursements	4,665	4,720	(55)	-1.2%

Total revenue	$164,465	$148,239	$16,226	10.9%

Operating income (loss):
Executive Search
Americas	$23,574	$19,208	$4,366	22.7%	26.7%	25.4%
Europe	4,131	2,530	1,601	63.3%	12.2%	9.1%
Asia Pacific	1,213	2,223	(1,010)	-45.4%	5.5%	9.7%

Total Executive Search	28,918	23,961	4,957	20.7%	20.1%	19.0%
Leadership Consulting	(1,162)	(1,009)	(153)	-15.2%	-13.2%	-11.7%
Culture Shaping	142	41	101	246.3%	2.1%	0.5%

Total segments	27,898	22,993	4,905	21.3%	17.5%	16.0%
Global Operations Support	(13,876)	(10,987)	(2,889)	-26.3%	-8.7%	-7.7%

Operating income	$14,022	$12,006	$2,016	16.8%	8.8%	8.4%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016	$Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$452,020	$422,569	$29,451	7.0%
Reimbursements	13,740	13,773	(33)	-0.2%

Total revenue	465,760	436,342	29,418	6.7%
Operating expenses:
Salaries and employee benefits	309,159	288,015	21,144	7.3%
General and administrative expenses	111,454	106,986	4,468	4.2%
Impairment charges	39,158	—	39,158	NM
Reimbursed expenses	13,740	13,773	(33)	-0.2%

Total operating expenses	473,511	408,774	64,737	15.8%

Operating income (loss)	(7,751)	27,568	(35,319)	-128.1%
Non-operating income (expense):
Interest, net	195	172
Other, net	(2,773)	418

Net non-operating income (expense)	(2,578)	590

Income (loss) before income taxes	(10,329)	28,158
Provision for (benefit from) income taxes	(902)	13,238

Net income (loss)	(9,427)	14,920
Other comprehensive income (loss), net of tax	7,637	(143)

Comprehensive income (loss)	$(1,790)	$14,777

Basic weighted average common shares outstanding	18,720	18,528
Dilutive common shares	—	273

Diluted weighted average common shares outstanding	18,720	18,801

Basic net income (loss) per common share	$(0.50)	$0.81
Diluted net income (loss) per common share	$(0.50)	$0.79
Salaries and employee benefits as a % of net revenue	68.4%	68.2%
General and administrative expense as a % of net revenue	24.7%	25.3%
Operating income (loss) as a % of net revenue	-1.7%	6.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
					2017	2016
	2017	2016	$ Change	% Change	Margin*	Margin*
Revenue:
Executive Search
Americas	$248,442	$230,486	$17,956	7.8%
Europe	90,534	78,783	11,751	14.9%
Asia Pacific	64,162	63,427	735	1.2%

Total Executive Search	403,138	372,696	30,442	8.2%
Leadership Consulting	29,970	23,203	6,767	29.2%
Culture Shaping	18,912	26,670	(7,758)	-29.1%

Revenue before reimbursements (net revenue)	452,020	422,569	29,451	7.0%
Reimbursements	13,740	13,773	(33)	-0.2%

Total revenue	$465,760	$436,342	$29,418	6.7%

Operating income (loss):
Executive Search
Americas	$66,086	$58,583	$7,503	12.8%	26.6%	25.4%
Europe	5,947	6,926	(979)	-14.1%	6.6%	8.8%
Asia Pacific	5,319	4,830	489	10.1%	8.3%	7.6%

Total Executive Search	77,352	70,339	7,013	10.0%	19.2%	18.9%
Leadership Consulting	(3,732)	(5,914)	2,182	36.9%	-12.5%	-25.5%
Culture Shaping (1)	(42,355)	(1,928)	(40,427)	NM	-224.0%	-7.2%

Total segments	31,265	62,497	(31,232)	-50.0%	6.9%	14.8%
Global Operations Support	(39,016)	(34,929)	(4,087)	-11.7%	-8.6%	-8.3%

Total operating income (loss)	$(7,751)	$27,568	$(35,319)	-128.1%	-1.7%	6.5%

*	Margin based on revenue before reimbursements (net revenue).
(1)	Culture Shaping operating loss includes $39.2 million of impairment charges.

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$105,718	$165,011
Accounts receivable, net	129,640	93,191
Prepaid expenses	24,420	21,602
Other current assets	15,258	13,779
Income taxes recoverable	5,655	4,847

Total current assets	280,691	298,430

Non-current assets:
Property and equipment, net	41,945	35,099
Assets designated for retirement and pension plans	17,627	15,698
Investments	20,432	17,346
Other non-current assets	10,601	9,322
Goodwill	125,737	151,844
Other intangible assets, net	7,236	20,690
Deferred income taxes	49,158	33,073

Total non-current assets	272,736	283,072

Total assets	$553,427	$581,502

Current liabilities:
Accounts payable	$8,294	$7,952
Accrued salaries and employee benefits	127,670	155,523
Deferred revenue, net	35,339	28,367
Other current liabilities	21,503	24,133
Income taxes payable	5,256	4,617

Total current liabilities	198,062	220,592

Non-current liabilities:
Accrued salaries and employee benefits	32,130	34,993
Retirement and pension plans	44,891	39,039
Other non-current liabilities	27,373	28,288

Total non-current liabilities	104,394	102,320

Stockholders’ equity	250,971	258,590

Total liabilities and stockholders’ equity	$553,427	$581,502

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2017	2016
Cash flows - operating activities:
Net income	$8,171	$6,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,704	4,031
Deferred income taxes	(17)	(2,743)
Stock-based compensation expense	199	1,155
Accretion expense related to earnout payments	211	(360)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,087)	(3,129)
Accounts payable	(14)	3,281
Accrued expenses	42,515	40,125
Deferred revenue	2,727	(2,386)
Income taxes payable, net	(2,062)	636
Retirement and pension assets and liabilities	(94)	479
Prepaid expenses	(280)	(3,002)
Other assets and liabilities, net	(762)	(9,080)

Net cash provided by operating activities	50,211	35,947

Cash flows - investing activities:
Restricted cash	(1)	727
Acquisition of businesses	(250)	(18,716)
Capital expenditures	(2,718)	(1,087)
Purchases of available for sale investments	(154)	(114)
Proceeds from sale of available for sale investments	897	266

Net cash used in investing activities	(2,226)	(18,924)

Cash flows - financing activities:
Cash dividends paid	(2,517)	(2,496)
Acquisition earnout payments	(60)	—

Net cash used in financing activities	($2,577)	(2,496)

Effect of exchange rate fluctuations on cash and cash equivalents	2,132	57

Net increase in cash and cash equivalents	47,540	14,584
Cash and cash equivalents at beginning of period	58,178	85,391

Cash and cash equivalents at end of period	$105,718	$99,975

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows - operating activities:
Net income (loss)	$(9,427)	$14,920
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,270	11,676
Deferred income taxes	(15,340)	(1,731)
Stock-based compensation expense	3,915	5,055
Accretion expense related to earnout payments	836	198
Impairment charges	39,158	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(32,603)	(33,267)
Accounts payable	49	2,270
Accrued expenses	(38,043)	(47,130)
Deferred revenue	6,061	1,298
Income taxes payable, net	(44)	(76)
Retirement and pension assets and liabilities	2,798	3,009
Prepaid expenses	(1,631)	(4,228)
Other assets and liabilities, net	(3,000)	(1,008)

Net cash used in operating activities	(36,001)	(49,014)

Cash flows - investing activities:
Restricted cash	(3)	7,228
Acquisition of business	(364)	(27,722)
Capital expenditures	(13,161)	(2,179)
Purchases of available for sale investments	(2,117)	(2,361)
Proceeds from sale of available for sale investments	1,271	510

Net cash used in investing activities	(14,374)	(24,524)

Cash flows - financing activities:
Proceeds from line of credit	40,000	—
Payments on line of credit	(40,000)	—
Cash dividends paid	(7,676)	(7,442)
Payment of employee tax withholdings on equity transactions	(2,392)	(2,676)
Acquisition earnout payments	(4,557)	(7,461)

Net cash used in financing activities	(14,625)	(17,579)

Effect of exchange rate fluctuations on cash and cash equivalents	5,707	640

Net decrease in cash and cash equivalents	(59,293)	(90,477)
Cash and cash equivalents at beginning of period	165,011	190,452

Cash and cash equivalents at end of period	$105,718	$99,975

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue before reimbursements (net revenue)	$159,800	$143,519	$452,020	$422,569
Net income (loss)	8,171	6,940	(9,427)	14,920
Interest, net	94	42	195	172
Other, net	147	340	(2,773)	418
Provision for (benefit from) income taxes	6,092	5,448	(902)	13,238

Operating income	14,022	12,006	(7,751)	27,568
Adjustments
Salaries and employee benefits
Stock-based compensation expense	199	1,155	3,577	4,492
Senn Delaney retention awards	—	627	—	2,430
General and administrative expenses
Depreciation	2,833	2,444	7,379	7,005
Intangible amortization	871	1,587	3,891	4,671
Earnout accretion	26	(360)	652	198
Impairment charges	—	—	39,158	—

Total adjustments	3,929	5,453	54,657	18,796

Adjusted EBITDA	$17,951	$17,459	$46,906	$46,364

Adjusted EBITDA Margin	11.2%	12.2%	10.4%	11.0%